DNB FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN

(Effective October 1, 2006)

1. Purpose.

The purpose of this DCP is to provide each Eligible Employee with the opportunity to select the timing of receipt of his or her Compensation. This DCP has been adopted by the Board pursuant to the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan to partially implement Article IX thereof, and shall be considered a part of such Plan and subject to the pertinent terms and provisions thereof.

This DCP shall at all times be maintained by the Company and administered by the Committee for the purpose of providing deferred compensation for a select group of management and highly compensated employees of the Company and its direct and indirect subsidiaries.

2. Eligibility.

Each Eligible Employee shall be eligible to participate in this DCP.

3. Definitions.

The words and phrases set forth below shall have the meanings indicated, unless the context requires a different meaning. Each capitalized term or phrase used in this DCP but not defined in this Section 3 shall have the same meaning as the definition of such term or phrase set forth in the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan.

(a)  “Beneficiary” shall mean the person(s) designated to receive the balance of an Eligible Employee’s Deferred Account upon the death of the Eligible Employee. A Beneficiary may only be a natural person, a trust, or an entity that is tax-exempt under Section 501(c)(3) of the Code.

(b) “Bonus Deferral Election” shall mean the written election by an Eligible Employee, pursuant to Section 5, below, to defer the receipt of all or a portion of any annual or other periodic bonus otherwise payable to the Eligible Employee.

(c) “Company” shall mean DNB Financial Corporation.

(d) “Compensation” shall mean an Eligible Employee’s regular salary and annual or other periodic bonuses, and Shares payable pursuant to an Award.

(e) “DCP” shall mean the DNB Financial Corporation Deferred Compensation Plan, as set forth herein and as may be amended from time to time.

(f) “Effective Date” shall mean October 1, 2006, the effective date of this DCP.

(g) “Eligible Employee” shall mean an employee of the Company or one or more of its direct or indirect subsidiaries who has been expressly designated by the Committee as eligible to participate in this DCP.

(h) “Salary Deferral Election” shall mean the written election by an Eligible Employee, pursuant to Section 4, below, to defer the receipt of up to fifty percent (50%) of the regular salary otherwise payable to the Eligible Employee.

(i) “Share” or “Shares” shall mean one or more shares of Stock, including fractional shares.

(j) “Share Deferral Election” shall mean the written election by an Eligible Employee, pursuant to Section 6, below, to defer the receipt of Compensation otherwise payable to the Eligible Employee pursuant to an Award.

4. Salary Deferral Election.

(a) Prior to the commencement of a calendar year, but not later than the preceding December 15, an Eligible Employee may make a Salary Deferral Election, pursuant to which payment of a specified percentage of his or her regular salary earned during such year and thereafter and otherwise payable in cash shall be deferred until a future date established pursuant to Section 8(b), below. Notwithstanding the preceding sentence, however, in the case of any individual who will be an Eligible Employee as of the Effective Date, or in the case of an individual who first becomes an Eligible Employee after the Effective Date, the Eligible Employee may make a Salary Deferral Election at any time prior to the Effective Date or during the period ending on the 30th day following the Effective Date, or at any time prior to the date on which he or she first becomes an Eligible Employee or during the period ending on the 30th day following the date he or she first becomes an Eligible Employee, as the case may be, provided that in no event shall such Salary Deferral Election apply with respect to any salary earned by the Eligible Employee prior to the date of the Salary Deferral Election.

(b) An Eligible Employee’s Salary Deferral Election must be in writing, and in such form as the Committee shall prescribe. No Salary Deferral Election shall be effective with respect to any calendar year unless the amount projected to be deferred for such year is at least five thousand dollars ($5,000).

(c) An Eligible Employee may modify or revoke his or her Salary Deferral Election effective as of the commencement of any calendar year, provided such modification or revocation is in writing in such form as the Committee shall prescribe, and is delivered to the Company in advance of such year.

(d) An Eligible Employee’s Salary Deferral Election, or subsequent modification or revocation thereof, shall remain in effect through subsequent calendar years, unless and until modified or revoked, or a new Salary Deferral Election is made, in accordance with the foregoing provisions of this Section 4.

5. Bonus Deferral Election.

(a) Prior to the commencement of a calendar year, but not later than the preceding December 15, an Eligible Employee may make a Bonus Deferral Election, pursuant to which payment of a specified percentage his or her annual or other periodic bonus earned during such year shall be deferred until a future date established pursuant to Section 8(b), below. Notwithstanding the preceding sentence, however -

(i) In the case of any individual who will be an Eligible Employee as of the Effective Date, or in the case of an individual who first becomes an Eligible Employee after the Effective Date, the Eligible Employee may make a Bonus Deferral Election prior to the Effective Date or during the period ending on the 30th day following the Effective Date, or prior to the date on which he or she first becomes an Eligible Employee or during the period ending on the 30th day following the date he or she first becomes an Eligible Employee, as the case may be, provided that in no event shall such Bonus Deferral Election apply with respect to any bonus earned by the Eligible Employee prior to the date of the Bonus Deferral Election.

(ii) In the case of any performance-based compensation, within the meaning of Section 409A of the Code, based upon a performance period of at least 12 months, an Eligible Employee may make a Bonus Deferral Election with respect to such compensation no later than the date that is six (6) months before the end of the performance period, provided that Eligible Employee performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date of the Bonus Deferral Election; and provided further that in no event shall a Bonus Deferral Election be effective with respect to such compensation if it is made after such compensation has become both substantially certain to be paid and readily ascertainable.

(b) An Eligible Employee’s Bonus Deferral Election must be in writing, and in such form as the Company shall prescribe. No Bonus Deferral Election shall be effective with respect to any calendar year unless the amount projected to be deferred is at least five thousand dollars ($5,000) or one hundred percent (100%) of the Compensation to which the Bonus Deferral Election relates, whichever is less.

(c) An Eligible Employee’s Bonus Deferral Election shall apply solely with respect to a single calendar year. No portion of an Eligible Employee’s bonus earned during any subsequent calendar year shall be deferred pursuant to this DCP or otherwise unless a new Bonus Deferral Election is made with respect to such calendar year pursuant to the foregoing provisions of this Section 5.

6. Share Deferral Election.

(a) Prior to the commencement of a calendar year, but not later than the preceding December 15, an Eligible Employee may make a Share Deferral Election, pursuant to which payment of a specified percentage or number of Shares subject to any Award granted in such year shall be deferred until a future date established pursuant to Section 8(b), below. Notwithstanding the preceding sentence, however -

(i) In the case of any individual who will be an Eligible Employee as of the Effective Date, or in the case of an individual who first becomes an Eligible Employee after the Effective Date, the Eligible Employee may make a Share Deferral Election prior to the Effective Date or during the period ending on the 30th day following the Effective Date, or prior to the date on which he or she first becomes an Eligible Employee or during the period ending on the 30th day following the date he or she first becomes an Eligible Employee, as the case may be, provided that in no event shall such Share Deferral Election apply with respect to any Award granted prior to the date of the Share Deferral Election.

(ii) In the case of any Award that constitutes performance-based compensation, within the meaning of Section 409A of the Code, based upon a performance period of at least 12 months, an Eligible Employee may make a Share Deferral Election with respect to such compensation no later than the date that is six (6) months before the end of the performance period, provided that Eligible Employee performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date of the Share Deferral Election; and provided further that in no event shall a Share Deferral Election be effective with respect to any Shares if it is made after such Shares have become both substantially certain to be paid and the number thereof readily ascertainable.

(b) An Eligible Employee’s Share Deferral Election must be in writing, and in such form as the Company shall prescribe.

(c) An Eligible Employee’s Share Deferral Election shall apply solely with respect to a single calendar year. No Shares payable pursuant to an Award granted to an Eligible Employee during any subsequent calendar year shall be deferred pursuant to this DCP or otherwise unless a new Share Deferral Election is made with respect to such calendar year pursuant to the foregoing provisions of this Section 6.

7. Allocations to Deferred Compensation Account.

(a) That number of Shares having a Fair Market Value equal to one hundred and ten percent (110%) of the amount of Compensation otherwise payable in cash which an Eligible Employee has deferred pursuant to a Salary Deferral Election or a Bonus Deferral Election shall be allocated to the Eligible Employee’s Deferred Compensation Account. The determination of the number of Shares to be allocated shall be based on the Fair Market Value of the Stock on the last day of the month in which such Compensation would have been paid to the Eligible Employee but for his or her Salary Deferral Election or Bonus Deferral Election.

(b) That number of Shares equal to the number of Shares subject to an Award which an Eligible Employee has deferred pursuant to a Share Deferral Election shall be allocated to the Eligible Employee’s Deferred Compensation Account as of the last day of the month in which such Shares would otherwise have been paid to the Eligible Employee, or the last day of the month in which the Eligible Employee becomes vested in such Shares, whichever is later.

(c) The amount of a cash dividend paid with respect to the Stock shall be deemed to be paid with respect to the Shares allocated to an Eligible Employee’s Deferred Compensation Account and immediately reinvested in additional Shares in accordance with the same procedures and valuation provisions as are applicable under the Company’s Dividend Reinvestment Plan from time to time.

(d) All Shares allocated to an Eligible Employee’s Deferred Compensation Account shall be fully vested and shall not be forfeitable for any reason.

8. Distributions from Deferred Compensation Account.

(a) All distributions from an Eligible Employee’s Deferred Compensation Account shall be in Shares, except that the Fair Market Value of any fraction of a Share as of the date of distribution shall be paid in cash. All Shares distributed to an Eligible Employee or Beneficiary shall be subject to a restriction whereby they may not be sold, hypothecated or otherwise transferred for a period of one (1) year from the date of distribution without the express, written consent of the Committee. Certificates representing distributed Shares shall bear a legend reflecting such restriction.

(b) Distribution of an Eligible Employee’s Deferred Compensation Account shall commence upon the earlier of the following:

(i) the date as of which he or she separates from service with the Company, within the meaning of Section 409A of the Code, or

(ii) the attained age of the Eligible Employee or a specified date, in either case as designated by the Eligible Employee in his or her first Salary Deferral Election, first Bonus Deferral Election, or first Share Deferral Election, whichever was made first, or as revised pursuant to Section 8(d), below.

If the Eligible Employee does not designate an age or date pursuant to clause (ii), above, distribution of the Eligible Employee’s Deferred Compensation Account shall commence upon the occurrence of the event specified in clause (i). A single designation shall apply to the entire balance of the Eligible Employee’s Deferred Compensation Account.

(c) Upon the occurrence of the distribution event set forth in Section 8(b), above, the balance of the Eligible Employee’s Deferred Compensation Account shall be distributed in one of the following optional forms of distribution, as he or she may designate in his or her Salary Deferral Election, his or her first Bonus Deferral Election, or his or her first Share Deferral Election, whichever was made first:

(i) A single lump sum distribution on or about January 15 of the calendar year following the calendar year in which such distribution event occurs; or

(ii) Annual installments payable for a number of whole years designated by the Eligible Employee in such Salary Deferral Election, Bonus Deferral Election, or Share Deferral Election, as the case may be, which number shall not exceed ten (10), commencing on or about January 15 of the calendar year following the calendar year in which such distribution event occurs, and each January 15 thereafter during the installment period.

However, in the case of any specified employee, no distribution shall be made as a result of his or her separation from service with the Company, within the meaning of Section 409A of the Code, before the date which is six months after the date of such separation from service (or, if earlier, the date of death of the specified employee). For purposes of the preceding sentence, a “specified employee” is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company or any entity which, along with the Company, would be considered a single employer under Section 414(b) or (c) of the Code.

In the absence of a designation by the Eligible Employee pursuant to this Section 8(c), the Eligible Employee shall be deemed to have designated the distribution method set forth in clause (i). A single designation shall apply to the entire balance of the Eligible Employee’s Deferred Compensation Account.

If distributions are to be made in installments, the amount of each installment shall be equal to the balance of the Deferred Compensation Account as of the close of the calendar year preceding the date of distribution of the installment, divided by the number of installment payments remaining (including that installment).

(d) An Eligible Employee may elect to change the timing or method of distribution (or both) previously designated (or deemed designated) pursuant to Section 8(b) or 8(c), above, by submission of a new designation to the Committee, subject to the following limitations and any further limitations prescribed by Section 409A of the Code:

(i) no such new designation shall take effect until at least 12 months after the date on which it is made;

(ii) the first payment as a result of such new designation shall be made no earlier than five (5) years after the date such payment would have been made absent such new designation.

(e) Notwithstanding an Eligible Employee’s Salary Deferral Election, Bonus Deferral Election or Share Deferral Election, or any provision of this DCP to the contrary, upon an Eligible Employee’s separation from service with the Company, within the meaning of Section 409A of the Code, the Eligible Employee’s entire Deferred Compensation Account shall be distributed in a single lump sum on or about January 15 of the calendar year following his or her separation from service if the Fair Market Value of the Deferred Compensation Account as of the close of such calendar year is not in excess of ten thousand dollars ($10,000).

(f) Distribution of all or a portion of an Eligible Employee’s Deferred Compensation Account shall be accelerated upon request of the Eligible Employee if the Committee determines that the Eligible Employee has experienced an unforeseeable emergency, within the meaning of Section 409A of the Code. The amount to be distributed shall not exceed the amount necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Employee’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(g) In the event of an Eligible Employee’s death prior to the distribution in full of his or her Deferred Compensation Account, the Beneficiary shall receive the balance of the Eligible Employee’s Deferred Compensation Account in a single lump sum as soon as practicable following the Eligible Employee’s death.

(h) Any amount distributed to an Eligible Employee or Beneficiary under this DCP shall be subject to all applicable tax withholdings mandated by law. To the extent necessary, the number of Shares otherwise distributable at any time shall be reduced by that number of Shares having a Fair Market Value equal to the amount of tax required to be withheld in connection with such distribution.

9. Designation of Beneficiary.

(a) Each Eligible Employee shall file with the Company a written designation, in the form prescribed by the Company, of one or more persons as Beneficiary to receive the balance of the Eligible Employee’s Deferred Compensation Account upon his or her death. The Eligible Employee may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company prior to the Eligible Employee’s death.

(b) If no such Beneficiary designation is in effect at the time of the Eligible Employee’s death, or if no designated Beneficiary survives the Eligible Employee, the payment of the amount, if any, payable under this DCP upon his or her death shall be made to the Eligible Employee’s estate.

10. Claims Procedures.

(a) An Eligible Employee or, in the event of the Eligible Employee’s death, his or her Beneficiary, may file a written claim for payment hereunder with the Committee. In the event of a denial of any payment due to or requested by the Eligible Employee or Beneficiary (the “claimant”), the Committee will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of this DCP on which the denial of the claim is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable thereto, and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, if applicable. This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Committee unless special circumstances require an extension of time for processing the claim, in which case the Committee shall provide written notice of the extension to the claimant and the reasons therefore, and the date by which the Company expects to make its determination with respect to the claim. In no event shall such extension exceed 90 days.

(b) In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to submit issues and comments in writing to the Committee and to submit documents, records and other information relating to the claim for benefits. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee that takes into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefits determination; provided, however, that such written request is received by the Commitee (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty (60) day requirement may be waived by the Committee in appropriate cases.

(c) A decision on review of a claim for benefits will be rendered by the Commitee within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision. Notice of this extension must be provided in writing to the claimant prior to the expiration of the initial sixty-day period. In no event will the decision be rendered more than one hundred twenty (120) days after the initial request for review. Any decision by the Commitee will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

11. Amendment or Termination.

The Board reserves the right at any time to amend this DCP in whole or in part, retroactively or prospectively, for any reason and without the consent of any Eligible Employee or Beneficiary, provided that no amendment may adversely affect the rights of an Eligible Employee or a Beneficiary with respect to amounts credited to the Eligible Employee’s Deferred Compensation Account prior to such amendment or alter the timing of distribution of any Eligible Employee’s Deferred Compensation Account. The Board reserves the right at any time to terminate this DCP. Upon termination of this DCP, (a) all Elections with respect to the deferral of future Compensation shall terminate as of the date specified by the Board, but not before the earliest time permitted under Section 409A of the Code; and (b) the Deferred Compensation Account of each Eligible Employee shall be distributed at such time or times as it would have been distributed in the absence of termination, unless the Board, in its discretion, elects to distribute the Deferred Compensation Accounts of all Eligible Employees in some other manner but in no event prior to the earliest time permitted under Section 409A of the Code.

12. Miscellaneous.

(a) Nothing contained in this DCP shall give the Eligible Employee the right to be retained in the employ or other service of the Company.

(b) If the Company shall find that any person to whom any amount is payable under this DCP is unable to care for his affairs because of illness or accident, or is a minor, the Company may direct that any amount to which such person is entitled be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the DCP and the Company therefor.

(c) Except insofar as may otherwise be required by law, no amount payable at any time under this DCP shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, encumbrance or garnishment by creditors of the Eligible Employee or his or her Beneficiary, nor be subject in any manner to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

(d) It is the intention of the Company that this DCP shall be unfunded for Federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. Accordingly, this DCP constitutes a mere promise by the Company to make payments hereunder in the future, and each Eligible Employee or, if applicable, his or her Beneficiary, shall have the status of a general unsecured creditor of the Company with respect to this DCP. Except as provided by the terms of any trust established pursuant to Section 9.4 of the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, neither an Eligible Employee nor his or her Beneficiary shall have any right, title, or interest in or to any assets which the Company may hold to aid it in meeting its obligations hereunder. Such assets, whether held in trust or otherwise, shall be unrestricted corporate assets.